Exhibit 10ff

MEMORANDUM AGREEMENT

April 22, 2004

To:  C. R. Palmer, Chairman of the Executive Committee and Director

From:          The Board of Directors

Re:  Outline of Duties and Compensation

This Agreement supercedes the Letter Agreement, dated May 14, 2003, and effective May 1, 2003, between C. R. Palmer and the Rowan Compensation Committee.

Title

The Board of Rowan wishes you to accept, for life, the honorary title of “Chairman Emeritus.”

Industry Affairs

You shall continue your involvement with all organizations listed below. During this time, you will use your best efforts to transition D. F. McNease into these organizations where he is not already involved.

American Bureau of Shipping (ABS)

American Petroleum Institute (API)

National Petroleum Council (NPC)

National Ocean Industries Association (NOIA)

International Association of Drilling Contractors (IADC)

Compensation and Benefits

1.  As long as you remain a director, the stock option grant of 150,000 shares dated April 25, 2003, will continue to vest annually in accordance with the original schedule.

2.  You will continue to have the use of your current office and secretary, until you have made satisfactory arrangements to move your office to another building suitable to you. You have told us that you expect this move to be accomplished by Fall 2004. At the time of such move, Rowan will pay all moving expenses, and begin paying an allowance of up to $100,000 per year for office space and a secretary (who may be an employee of Rowan), for so long as you remain a director of Rowan.

3.  Your compensation otherwise will be the same as for other non-employee members of the Board of Directors of Rowan.

Other

1.  For so long as you remain a director, you will continue to have access to and reasonable personal use of company personnel, consistent with the scope and extent with which you have used such company personnel in the past 12 months. You will also have reasonable use of the Company’s entertainment facilities on a space-available basis. The Company is to be reimbursed at a rate approximating the incremental cash cost of such goods and services for any non-business use of the entertainment facilities.

2.  For so long as you remain a director of Rowan, you and Mrs. Palmer shall remain directors of the Rowan subsidiary that owns Aberuchill.

3.  For so long as you remain a director, you will have the use of corporate aircraft on an “if available” basis, and will reimburse the Company for such use at the estimated variable costs of using such aircraft (approximately 1.25 x fuel costs).

4.  For so long as you remain a director, you shall be reimbursed for all reasonable business-related expenses, excluding club membership dues, subject to review and approval of the Board from time to time.

/s/ Henry O. Boswell
On behalf of the Board

/s/ C. R. Palmer
C. R. Palmer